UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 21, 2008 (February 14, 2008)
Quadra Realty Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33308	20-5775392

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

622 Third Avenue, 30th Floor
New York, NY	10017

(Address of Principal Executive Offices)	(Zip Code)
212-671-6400

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
     Quadra Realty Trust, Inc. (the “Company”) and its wholly-owned subsidiary, Quadra QRS, LLC (“QRS”) received a letter (the “Letter”) from Wachovia Bank, National Association (“Wachovia”) dated February 14, 2008, providing the Company and QRS with notice of an event of default under and a reservation of certain rights with respect to the Master Repurchase Agreement (the “Wachovia Facility”), dated March 29, 2007, among the Company, QRS and Wachovia.
     The Wachovia Facility provides the Company and QRS funding up to an aggregate of $500 million, and, under certain conditions, can be increased up to $750 million. The Wachovia Facility has an initial maturity date of March 27, 2010 and, at the request of the Company and QRS, and subject to certain conditions, may be extended. This Wachovia Facility bears interest at spreads of 0.15% to 3.00% over a 30-day LIBOR, and, based on the Company’s expected investment activities and subject to concentration limitations provided for in the agreement, provides for advance rates that vary from 50% to 95% based upon the collateral provided under a borrowing base calculation. Wachovia has a consent right to the inclusion of investments in the Wachovia Facility, determines periodically the market value of the investments, and has the right to require additional collateral if the estimated market value of the included investments declines. Pursuant to the Wachovia Facility, the Company has guaranteed the obligation of QRS to Wachovia. The Wachovia Facility is the Company’s primary funding source for all of the Company’s currently financed assets and would be used by the Company to fund all of its unfunded contractual loan commitments. As of January 25, 2008, the principal amount outstanding under the Wachovia Facility was approximately $355,350,084.
     The Letter provides notice to the Company and QRS that events of default have arisen and continue to arise as a result of the Agreement and Plan of Merger (the “Merger Agreement”), dated January 28, 2008, among the Company, Hypo Real Estate Capital Corporation (the “Parent”), and HRECC Sub Inc., a wholly-owned subsidiary of Parent (the “Purchaser”). Specifically, the Letter states that the Company’s entry into the Merger Agreement constitutes an event of default under Section 10.1 of the Wachovia Facility (prohibition on change of control) and the performance by the Company of its obligations under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement will constitute an event of default by the Company under certain other sections of the Wachovia Facility by virtue of the Company ceasing to qualify as a REIT and ceasing to be a public company.
     In connection with an event of default under the Wachovia Facility, Wachovia would have the right to, among other things, demand immediate repurchase of the collateral it holds and if the Company were unable to pay the repurchase price, Wachovia would have the right, among other things, to sell the collateral in public or private sales, to collect costs and expenses of collection, and to charge interest at a default rate. The Letter also states that as a result of the event of default under the Wachovia Facility, the pricing spread under the Wachovia Facility has increased and the Company’s obligations have been accruing interest at the post-default rate. As a result of the event of default under the Wachovia Facility, the pricing rates under the Wachovia Facility (as noted above) increased as of January 28, 2008 to post-default rates, which encompass a change to the means of calculating the base rate as well as imposing an additional 5.0% default spread.

     In addition, an event of default under the Wachovia Facility constitutes an event of default under the ISDA Master Agreement, dated May 7, 2007 (the “Master Agreement”), by and among the Company, QRS and Wachovia. The event of default under the Master Agreement constitutes an event of default under, and allows termination by Wachovia of: (i) the interest rate swap, entered into on June 18, 2007, by the Company and QRS with Wachovia with a notional amount of $17,140,000 with a maturity of July 15, 2010 (“Swap 07-01”), and (ii) the interest rate swap, entered into on June 22, 2007, by the Company and QRS with Wachovia with a notional amount of $37,000,000 with a maturity of January 15, 2014 (“Swap 07-02”). The Letter also states that as a result of the event of default under Swap 07-01 and Swap 07-02, the Company’s obligations and liabilities under the Master Agreement have been accruing interest at the default rate.
     The Letter states that Wachovia has chosen not to exercise any of its rights and remedies under the Wachovia Facility or the Master Agreement as a consequence of the events of defaults, but may choose to do so at any time in the future without any further oral or written notice to the Company. The Company and Wachovia are in the process of negotiating a forbearance agreement pursuant to which Wachovia would agree not to exercise its remedies under the Wachovia Facility (including the accrual of default interest) if certain conditions to be agreed upon by the parties are met. While the Company expects to enter into the forbearance agreement, the Company can give no assurance that the agreement will be executed and that if it is executed that it will be on terms favorable to the Company.
     The description of the Merger Agreement contained herein is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2008, and incorporated herein by reference.
     The description of the Wachovia Facility contained herein is qualified in its entirety by reference to the Wachovia Facility, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2007, and incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

QUADRA REALTY TRUST, INC.
Date: February 21, 2008	By:	/s/ Susan Sangillo Bellifemine
Susan Sangillo Bellifemine
Chief Operating Officer and Secretary